SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 12)1



                               The AES Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, Par Value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   001300H105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     | |      Rule 13d-1(b)
     | |      Rule 13d-1(c)
     |x|      Rule 13d-1(d)


-------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  001300H1055                    13G               Page 2 of 8 Pages

1. NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Roger W. Sant
                                                                  (a) | |
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (b) |x|

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

                             5. SOLE VOTING POWER                      1,790,905
     NUMBER OF
       SHARES                6. SHARED VOTING POWER                   27,195,948
    BENEFICIALLY
      OWNED BY               7. SOLE DISPOSITIVE POWER                 1,790,905
       EACH
     REPORTING               8. SHARED DISPOSITIVE POWER              27,195,948
    PERSON WITH

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      28,986,853

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*       |x|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       5.3%

12. TYPE OF REPORTING PERSON*                                                 IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001300H1055                      13G                 Page 3 of 8 Pages

1. NAMES OF REPORTING PERSONS.
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Victoria P. Sant
                                                                        (a) | |
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (b) |x|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America

                             5. SOLE VOTING POWER                        259,484
     NUMBER OF
       SHARES                6. SHARED VOTING POWER                   27,160,948
    BENEFICIALLY
      OWNED BY               7. SOLE DISPOSITIVE POWER                   259,484
       EACH
     REPORTING               8. SHARED DISPOSITIVE POWER              27,160,948
    PERSON WITH

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      27,420,432

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*        |x|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       5.0%

12. TYPE OF REPORTING PERSON*                                                 IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).         Name of Issuer:

                   The AES Corporation (the "Company")

Item 1(b).         Address of Issuer's Principal Executive Offices:

                   1001 N. 19th Street
                   Arlington, VA 22209

Item 2(a).         Names of Persons Filing:

                   Roger W. Sant and Victoria P. Sant.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   Roger W. Sant has a business address at 1001 N. 19th Street, Arlington, VA 22209. Correspondence may be sent to Victoria
                   P. Sant in care of Roger W. Sant.

Item 2(c).         Citizenship:

                   United States of America

Item 2(d).         Title of Class of Securities:

                   Common Stock, par value $0.01 per share (the "Shares") of the Company

Item 2(e).         CUSIP Number:

                   001300H1055

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person
                   Filing is a:.

                   Not applicable.

Item 4.            Ownership.

         (a)       Amount Benficially Owned:

                   29,246,337 shares

         (b)       Percent Class:

                    5.4% (based on the 543,800,891 Shares reported by the Company to be outstanding as of November 1, 2002)

          (c) Roger W. Sant has dispositive and voting power with respect to 585,850 Shares he holds directly, 226,111 Shares held in an Individual Retirement Account, 59,285 units under the Deferred Compensation Plan for Executive Officers, 6,188 units under the Deferred Compensation Plan for Directors and 8,684 units under the Supplemental Retirement Plan. Roger W. Sant currently has the right to acquire direct beneficial ownership (within the meaning of Rule 13d-3(d)(1)) of 904,786 Shares upon the exercise of stock options. Roger W. Sant may be deemed to share dispositive and voting power with respect to 35,000 Shares held in N. Street Trust.


               Victoria P. Sant holds dispositive and voting power with respect to 259,484 Shares held in an Individual Retirement Account.


               Roger W. Sant and Victoria P. Sant share dispositive and voting power with respect to 13,538,867 Shares held in Trust for Roger W. Sant and 13,622,081 Shares held in Trust for
               Victoria P. Sant.


               Each of Roger W. Sant and Victoria P. Sant disclaims beneficial ownership of shares held by the other except as set forth above.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certifications.

               Not applicable.

                                    SIGNATURE


     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2003


                            */s/ Joshua C. LaGrange
                            -----------------------------
                            Name/Title: Joshua C. LaGrange for Roger W. Sant
                           *By Power of Attorney, dated February 13, 2003,
                            attached as Exhibit A hereto.

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2003


                            */s/ Joshua C. LaGrange
                            ------------------------------
                            Name/Title:  Joshua C. LaGrange for Victoria P. Sant
                           *By Power of Attorney, dated February 13, 2003,
                            attached as Exhibit B hereto.

                                                                       EXHIBIT A

                                Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below revokes all prior Power of Attorney relating to Section 13 of the Securities Exchange Act of 1934, as amended, and appoints each of Joshua C. LaGrange and Leif B. King to act severally as attorney-in-fact for the undersigned solely for the purpose of executing reports required under Section 13 of the Securities Exchange Act of 1934, as amended, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.


Signed:  /s/ Roger W. Sant
         -----------------
             Roger W. Sant



Dated:  February 13, 2003

                                                                       EXHIBIT B


                                Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below revokes all prior Power of Attorney relating to Section 13 of the Securities Exchange Act of 1934, as amended, and appoints each of Joshua C. LaGrange and Leif B. King to act severally as attorney-in-fact for the undersigned solely for the purpose of executing reports required under Section 13 of the Securities Exchange Act of 1934, as amended, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.


Signed:  /s/ Victoria P. Sant
        --------------------
        Victoria P. Sant



Dated:  February 13, 2003